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Exhibit 5.1

April 29, 2004

MFIC Corporation
30 Ossipee Road
Newton, MA 02464-9101

Re: REGISTRATION STATEMENT ON FORM SB-2

Ladies and Gentlemen:

        I have examined the Registration Statement on Form SB-2 being filed by you today with the Securities and Exchange Commission ("SEC"), in connection with the registration under the Securities Act of 1933, as amended, of 2,353,916 shares of your common stock, par value $0.01 per share (collectively, the "Shares").

        I understand that 1,426,616 Shares and warrants ("Warrants") to purchase 927,300 Shares have been sold as described in the Registration Statement.

        I have examined originals or copies of those corporate and other records and documents I considered appropriate. I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to me as copies.

        On the basis of such examination, my reliance upon the assumptions in this opinion and my consideration of those questions of law I considered relevant, and subject to the limitations and qualifications of this opinion, I am of the opinion that the Shares have been validly issued, and are fully paid and non-assessable.

        The law covered by this opinion is limited to the present federal law of the United States and the state laws of the State of Delaware. I express no opinion as to the laws of any other jurisdiction and no opinion regarding statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

        I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof and any amendments thereto.

Very truly yours,
/s/ Jack M. Swig
JACK M. SWIG
General Counsel and
Vice President—Corporate Development

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  Exhibit 5.1